STI CLASSIC FUNDS
STI CLASSIC VARIABLE TRUST
Special Meeting of the Board of Trustees
February 20, 2004

There followed an extensive discussion of the various candidates to serve as administrator, transfer agent, and distributor for the Trusts. The participants took note of the lengthy discussion of the same topic that had taken place the previous evening. The consensus among the Trustees was that they were disposed to appoint BISYS as administrator, transfer agent, and distributor, subject to satisfactory resolution of the following issues and questions:
	1.	An appropriate plan for assuring continuity of insurance
		coverage;
	2.	An appropriate provision in the administration agreement
		permitting termination in case of a change of control of
		BISYS; and
	3.	An appropriate provision allowing for termination before
		the end of the five-year term and without cause, with appropriate restrictions.
Whereupon, upon a motion duly made and seconded, it was unanimously:
APPOINTMENT OF BISYS

VOTED:	That, subject to certain conditions discussed at this meeting and the satisfactory negotiation of the relevant agreements, BISYS be appointed as administrator, transfer agent, and distributor of STI Classic Funds and STI Classic Variable Trust.

	The first session of the Trustees meeting then adjourned.




Richard W. Grant, Secretary, pro tem